Exhibit 99.2

To Our Stockholders:

In line with our forecast from early 2008, the credit market deterioration continued during the second quarter of 2009. While there have been signs of stabilization in certain residential sectors, the precipitous value declines in the residential markets are starting to manifest themselves in the form of losses within residential mortgage securitizations. Additionally, the commercial sector has begun to experience a significant increase in delinquencies. Within the Crystal River portfolios, the delinquency statistics for our CMBS and Prime RMBS portfolios are as follows:

Delinquency Rate 60+	CMBS	Prime RMBS
12/31/2008	0.58%	8.12%
03/31/2009	1.22%	10.42%
06/30/2009	2.67%	11.73%

During the second quarter of 2009, we received approximately $5 million in cash flow from operations and investing activities, compared to approximately $7 million in the first quarter of 2009. We utilized the cash flow to pay down the liabilities on our CDOs and pay the April 2009 quarterly dividend. We were, however, unable to reduce the balance of our funding facility, which stands at $28.9 million at the end of the second quarter.

We also announced the third quarter 2009 dividend of $0.10 per share. In setting the dividend, a number of factors are considered, including, but not limited to, operating results, taxable income and REIT qualification requirements, available tax losses, economic conditions, capital requirements, liquidity, retention of capital and the credit performance of the Company’s investment portfolio. Given the variability of these considerations, the Board of Directors will reevaluate these factors when determining future dividends.

We outlined a number of strategic initiatives during the first quarter of 2008 that we believed would enable us to successfully weather the current market conditions. Those actions included:

•                  selling our Agency Mortgage-Backed Securities (“Agency MBS”) portfolio;

•                  deleveraging the balance sheet and reducing liquidity risk; and

•                  reducing borrowings under our funding facility.

As we continue to manage the cash flows from the Company’s investment portfolio, we will continue to focus on the remaining initiatives.

We have observed a number of IPO filings by recently formed entities with investment strategies focused on commercial and residential real estate debt markets.

Crystal River Capital, Inc. • Three World Financial Center • 200 Vesey Street, 10th Floor • New York, NY 10281-1010 www.crystalriverreit.com

As permitted by our management agreement (which contains policies to ensure that potential conflicts of interest are managed appropriately), our Manager has indicated that its parent company may pursue opportunities to sponsor new ventures and raise investment capital to be deployed in the real estate debt sector. Our Board of Directors will continue to exercise oversight of our Manager and our Manager will continue to have the same obligation to manage our portfolio as set forth in our management agreement (which contains policies to ensure that potential conflicts of interest are managed appropriately). Our board of directors is currently considering the potential impact on us if our Manager’s parent company pursues such an opportunity and the potential effect, if any, that it could have on the management of our portfolio.

Given current market conditions and our lack of investable cash, currently, we are unable to take advantage of new investment opportunities.  We will, however, continue to manage our portfolio in accordance with our stated objectives of maximizing the cash flow from our investment portfolio and eliminating our short term debt.

We look forward to updating you on our continued progress in due course.

Sincerely,

Bill Powell
President & CEO
Crystal River Capital, Inc.

FORWARD-LOOKING INFORMATION

This letter to stockholders contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our future financial results, future dividend levels and our ability to make investments. These statements are based on various assumptions and may be identified by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “anticipate,” “continue,” “should,” “intend,” or similar terms or variations on those terms or the negative of those terms. We can give no assurance that our expectations will be attained. Factors that could cause actual results to differ materially from those set forth in the forward-looking statements include, but are not limited to, economic conditions generally and in the real estate market specifically, including further deterioration of the current global economic downturn and the extent of its effect on our industry, general volatility of the capital markets and the market price of shares of our common stock, our liquidity and refinancing demands, continued credit performance of our investments, changes in interest rates, changes in the yield curve, changes in prepayment rates, the effectiveness of our hedging strategies, the availability of targeted investments for purchase and origination, the availability and cost of capital for financing future investments and, if available, the terms of any such financing, changes in the market value of our assets, future margin reductions and the availability of liquid assets to post additional collateral, the recovery of financing markets and our ability to obtain or refinance debt, changes in business conditions, competition within the specialty finance sector, changes in government regulations affecting our business, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, changes in generally accepted accounting principles and other risks disclosed from time to time in our filings with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A of our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2008, which we filed with the SEC on June 5, 2009, and the risk factors in Exhibit 99.1 to our Form 10-Q for the period ended June 30, 2009, which we expect to file with the SEC on August 10, 2009. We do not undertake, and specifically disclaim any obligation, to update or supplement any forward-looking statements.